Exhibit 10.2

TERMINATION OF CONSULTING AGREEMENT AND GENERAL RELEASE

This Termination of Consulting Agreement and General Release (“Agreement”) is being entered into on the date listed on the signature page hereof by and between Wayne N. Driggers (“Driggers”) and Westway Group, Inc. (“Company”). As used herein, Driggers and Company are referred to jointly as “Parties” or individually as a “Party.”

WHEREAS, Driggers has served as a consultant of the Company pursuant to the terms of that Consulting Agreement (the “Consulting Agreement”) dated September 16, 2010, and has served as a member on Company’s Board of Directors;

WHEREAS, the Parties desire to set forth their understandings and mutual agreements with respect to the mutual termination of the Consulting Agreement, Driggers’ benefits and obligations following the termination of the Consulting Agreement, and all other matters between them.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Termination of Consulting Agreement

(a) Termination Date. The Consulting Agreement and Driggers’ independent contractor relationship with the Company are hereby terminated effective April 12, 2011 (the “Termination Date”). Driggers acknowledges receipt of compensation and benefits provided in the Consulting Agreement through April 30, 2011, and will be entitled to retain all compensation previously received.

(b) Continuation on Board of Directors. Driggers agrees to continue in his position as a member of the Board of Directors of Company, subject to the provisions of Section 8(a) hereof, without any additional fees for his service on the Board of Directors of the Company.

Section 2. Compensation and Benefits Upon Separation

(a) Separation Payment. Driggers will receive a lump sum separation payment in the amount of one hundred thirty-nine thousand, six hundred ninety-six dollars ($139,696), less applicable withholding deductions. This payment will be made within fifteen (15) days following the Termination Date.

(b) Payment in Lieu of Restricted Stock. Driggers will receive a lump sum payment in the amount of two hundred sixty thousand, five hundred seventy-two dollars ($260,572), less applicable withholding deductions, within fifteen (15) business days following the Termination Date. This payment represents a payment in lieu of the 62,189 outstanding, unvested, restricted shares of the Company’s Class A Common Stock that were originally awarded to Driggers as part of the Retention Bonus awarded to Driggers pursuant to that Severance Agreement dated and effective as of June 26, 2010 by and between Company and Driggers. Driggers acknowledges and agrees that all outstanding shares of unvested, restricted Class A Common Stock of the Company previously awarded to Driggers by the Company are hereby forfeited as of the Termination Date.

(c) No Other Payments. Except as described in this Section 2, Driggers acknowledges and agrees that he is not entitled to any other compensation, severance, benefits or other payments in connection with his engagement by, or employment or positions with, Company or the termination thereof.

Section 3. Complete General Release of Claims

In consideration of the delivery of the payments and other benefits described in Section 2 of this Agreement, and other good and valuable consideration, Driggers unconditionally and irrevocably discharges and releases the Released Parties (as defined below), jointly and severally, of and from all claims, causes of action, suits, charges, debts, dues, sums of money, attorneys’ fees and costs, accounts, bills, covenants, contracts, torts, agreements, expenses, wages, compensation, promises, damages, judgments, rights, demands, or otherwise (“Claims”), known or unknown, in law or equity, accrued or unaccrued, contingent or noncontingent, arising at any time up to and including the date Driggers executes this Agreement, whether or not capable of proof as of the effective date of this Agreement, whether common law or statutory, whether or not now recognized, that Driggers or anyone claiming by, through, or under him (including without limitation his heirs, executors, personal representatives, administrators, assigns, and spouse(s)) in any way might have, or could have, against any of the Released Parties. The Claims enumerated above (“Released Claims”) shall include without limitation, and only by way of example:

(i)	all Claims arising from or relating to Driggers’ employment or positions with, or engagement by, any of the Released Parties, or the termination thereof;

(ii)	all Claims arising from or relating to any acquisition, ownership, or disposition of common stock or warrants to purchase common stock of the Company;

(iii)	all Claims of employment discrimination or harassment based upon any protected characteristic (such as age, race, color, sex, national origin, religion, and disability/handicap status) arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Louisiana Employment Discrimination Law, and any other similar federal, state or local laws;

(iv)	any and all Claims arising under the Employee Retirement Income Security Act of 1974, as amended, or any benefit plan, policy or program established by the Company;

(v)	any and all Claims under any federal, state or local law relating to the payment of wages or other compensation or the hours of work;

(vi)	any and all Claims under the Sarbanes-Oxley Act or Louisiana Whistleblower Statute;

(vii)	any and all Claims for any compensation in any form whatsoever from the Company (other than as provided in this Agreement), including but not limited to any Claims for wages, bonuses, commissions, equity, vacation pay or other similar remuneration;

(viii)	any and all Claims arising under any contract or agreement, whether written or oral, between the Parties relating to any subject;

(ix)	any and all Claims arising under the common law of any jurisdiction, including, but not limited to, all claims for breach of contract, defamation, interference with contractual/prospective economic advantage, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, emotional distress, and wrongful discharge/termination; and

(x)	any and all Claims in any jurisdiction growing out of any legal restrictions, expressed or implied, on the Company’s right to terminate or control the employment of its employees.

It is the intention of the Parties that the language relating to the description of Claims in this Section shall be given the broadest possible interpretation permitted by law.

As used herein, “Released Parties” shall mean (1) Company; (2) all direct and indirect parents, subsidiaries, affiliates, units, divisions, predecessors, and successors of Company (hereinafter “affiliated entity” or “affiliated entities”); (3) Company’s and any affiliated entity’s past and current employees, officers, directors, partners, agents, owners, shareholders, attorneys, heirs, successors, assigns, predecessors, and legal representatives, in their individual and official capacities; (4) Company’s and any affiliated entity’s insurers; (5) Company’s and any affiliated entity’s past and present employee benefit plans, as well as the administrators, fiduciaries, affiliates, insurers, and otherwise of all such employee benefit plans; and (6) all other persons, corporations, or other entities who/that might be claimed to be jointly or severally liable with any of the persons or entities named above and with respect to any of the “Claims” or “Released Claims” (as defined above).

Notwithstanding any provision of this Agreement to the contrary, Driggers does not hereby waive or relinquish any rights that he may have pursuant to the “Sixth” article (pertaining to indemnification of officers and directors) of the Amended and Restated Certificate of Incorporation of Company in effect as of the effective date of this Agreement.

Section 4. Covenant Not to Sue

Driggers agrees and covenants not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 3 of this Agreement. If he does so, and the action is found to be barred in whole or in part by this Agreement, Driggers agrees to pay the attorneys’

fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by Section 3 of this Agreement. Nothing in this Section 4 precludes Driggers from challenging the validity of the release in Section 3 under the requirements of the Age Discrimination in Employment Act, and Driggers shall not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of the release. Driggers, however, acknowledges that the release in Section 3 applies to all Claims that he has under the Age Discrimination in Employment Act, and that, unless the release is held to be invalid, all of Driggers’ Claims under that Act shall be extinguished by execution of this Agreement.

Section 5. Acknowledgments

Driggers acknowledges that he is entering into this Agreement freely and voluntarily and without reliance on any promises not expressly contained herein, and that this Agreement shall not be deemed void or voidable by his claims of duress, deception, mistake of fact, or otherwise. Nor shall the principle of construction that all ambiguities are to be construed against the drafter be employed in the interpretation of this Agreement. Rather, it is agreed that this Agreement should not be construed for or against any party.

Section 6. Restrictive Covenants

(a) Non-Solicitation of Customers. For a period of one (1) year commencing on the Termination Date, Driggers agrees to refrain from directly or indirectly soliciting customers of Company within the Designated Area (as defined below), so long as Company carries on the Business (defined below) therein. Driggers also agrees that the Business is currently carried on by the Company in the Designated Area and that this covenant is reasonable with respect to its duration, geographical area, and scope. As used in this Section 6, (i) the term “Designated Area” means (A) the following parishes of Louisiana: West Baton Rouge, Cameron, Vermilion, Iberia, St. Mary, Terrebonne, Lafourche, St. Charles, Jefferson, Plaquemines, St. Bernard, Orleans, St. John, Tangipahoa, St. Tammany, Washington, St. Helena, East Feliciana, West Feliciana, Concordia, Tensas, Madison, East Carroll, Iberville, Ascension, St. James; (B) the following counties in the United States or other applicable subdivisions of foreign countries: Albany County, NY; Baltimore City County, MD; Pinal County, AZ; Rogers County, OK; Hamilton, Lucas, and Franklin counties, OH; Philadelphia County, PA; Hendry and Duval counties, FL; Rock Island and Cook counties, IL; Castro, Harris, Sherman, Hopkins, and Deaf Smith counties, TX; Imperial and San Joaquin counties, CA; Twin Falls County, ID; Morton and Cass counties, ND; Shelby County, TN; Douglas County, NE; Barren County, KY; Franklin, Grays Harbor, Walla Walla, and King counties, WA; Ramsey County, MN; Stafford County, KS; Plymouth and Woodbury counties, IA; City of Hamilton, Ontario, Canada; Lethbridge County, Alberta, Canada; Montreal, Quebec, Canada; Weyburn, Saskatchewan, Canada; Gloucestershire, Yorkshire, and Lancashire counties, UK; council area of Falkirk, Scotland, UK; Province of North Holland, the Netherlands; Dublin Region, Ireland; Esbjerg Municipality, Denmark; Pomeranian Voivodeship, Poland; Incheon, Korea; and/or (C) any county or equivalent political subdivision of a jurisdiction adjacent to or in proximity with any of the foregoing where the practical effect of engaging in the contemplated activity would be to compete with or solicit from Company as prohibited by this Section 6; and (ii) the term “Business” means the businesses of (A) providing, managing, marketing, or selling bulk liquid storage; (B) developing, producing, manufacturing, marketing, or selling liquid feed supplements, feed mill molasses products, solid feed supplements, and/or dried molasses products; or (C) any other business whose products, services or activities materially compete in whole or in part with the products, services or activities of the Company.

(b) Non-Interference. Driggers hereby agrees that for a period of two (2) years commencing on the Termination Date, Driggers will not, directly or indirectly, for the benefit of Driggers or any other person or entity: (i) encourage, or induce any contractor, agent, supplier or the like to terminate its/his/her relationship (contractual or otherwise) with Company (in whole or in part), or to refrain from entering into a relationship (contractual or otherwise) with Company, (ii) interfere or attempt to interfere with the Company’s relationship with any employee, independent contractor, consultant, agent, supplier, or vendor of the Company; or (iii) employ or otherwise engage as an employee, independent contractor or otherwise, or solicit for employment or engagement, any employee of Company.

(c) Protection of Confidential Information. Driggers understands and acknowledges that during Driggers’ relationship with Company, Driggers had been and was making use of, acquiring and/or adding to Company’s Confidential Information (as defined below). In order to protect the Confidential Information, Driggers will not at any time after the date hereof, in any way utilize or disclose any of the Confidential Information, whether for Driggers’ own benefit or the benefit of any person or entity except the Company. The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, or of others that do business with Company that Company has received or may receive, including but not limited to the following general categories: (i) trade secrets; (ii) lists and other information about current and prospective customers; (iii) plans or strategies for sales, marketing, business development, or system build-out; (iv) sales and account records; (v) prices or pricing strategy or information; (vi) current and proposed advertising and promotional programs; (vii) engineering and technical data; (viii) methods, systems, techniques, procedures, designs, formulae, inventions and know-how; (ix) personnel information; (x) legal advice and strategies; and (xi) other information of a similar nature not known or made available to the public (other than by breach of this Agreement). Confidential Information includes any such information that Driggers prepared or created during his employment, engagement or position with the Company, as well as such information that has been or may be created or prepared by others. This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its trade secrets and/or confidential information.

(d) Non-Disparagement. Neither Company nor any person acting on its behalf shall disparage or cause to be disparaged, whether directly or indirectly, Driggers in any forum or through any medium of communication. Neither Driggers nor any person acting on his behalf shall disparage or cause to be disparaged, whether directly or indirectly, any of the Released Parties (as previously defined) in any forum or through any medium of communication. Driggers further agrees not to initiate any contact with or respond to any inquiry by the press or other media regarding any of the Released Parties.

(e) Acknowledgements. Driggers acknowledges and agrees that the restrictions set forth in this Section 6 of this Agreement are critical and necessary to protect Company’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Driggers also acknowledges and agrees that Company would be irreparably damaged if Driggers were to breach the covenants set forth in this Section 6, and in the event that Driggers breaches any of the provisions in this Section 6, Company will be entitled to injunctive relief, in addition to any other damages to which it may be entitled, as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this section. Driggers further acknowledges that any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Section 6.

(f) Severability; Modification By Court. Each word, phrase, sentence, paragraph or provision (each a “Provision”) of this Section 6 is severable. If any Provision of this Section 6 is invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Provisions of this Agreement. If any Provision is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed, stricken or modified to the extent necessary to render them valid and enforceable in all respects. In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court reduce or modify the time period and/or geographic scope to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects.

Section 7. Return of Company Property

Driggers agrees to immediately return to Company, and not retain, all of its property, including documents, data, and equipment (and any copies thereof) of any nature and in whatever medium.

Section 8. Obligations Following Termination

(a) Upon the request of the Board of Directors received at any time prior to the expiration of his current term, Driggers hereby agrees to resign from the Board of Directors of the Company and from any and all positions he holds on the Board of Directors of the Company or any subsidiary or affiliate of the Company.

(b) Driggers agrees that, following the Termination Date, he will cooperate fully with Company upon request in all matters relating to the completion of his pending work on behalf of Company and the orderly transition of such work to such other employees as Company may designate. Driggers further agrees that following the Termination Date he will cooperate fully with Company upon request as to any and all claims, controversies, disputes, or complaints of which he has any knowledge or that may relate to him or his employment with Company, unless he is an adverse party. Company will reimburse Driggers for any reasonable out-of-pocket expenses incurred pursuant to his duties under this Section 8(b). Such cooperation includes but is not limited to providing Company with all information known to him related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.

Section 9. Confidentiality of Agreement; No Admission

Driggers hereby agrees that the background and negotiations of this Agreement are strictly confidential, and Driggers will not disclose, directly or indirectly, any information concerning them to any third party, with the exception of his spouse, financial advisors, or legal advisors, provided that each such third party agrees to keep such information confidential and not disclose it to others. Nothing in this Agreement constitutes or should be construed to constitute an admission or evidence of any dispute, liability or fault or wrongdoing between or on the part of any Party.

Section 10. Notice

Any notice, request, or other communication required or permitted to be delivered under this Agreement must be in writing and will be considered received as of the date delivered if delivered in person, on the next business day if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid. If to Driggers, the notice, request, or other communication must be addressed and sent to Driggers at his most recent residential address as then on file with the Company. If to the Company, the notice, request, or other communication must be addressed to Westway Group, Inc., 365 Canal Street, Suite 2900, New Orleans, LA 70130, Attn: Thomas A. Masilla, Jr., with a copy to Company’s counsel, Leon J. Reymond III, Stone Pigman Walther Wittmann L.L.C., 546 Carondelet Street, New Orleans, Louisiana 70130, or to such other address as the Company furnishes to Driggers in accordance with this Section.

Section 11. Governing Law; Arbitration

This Agreement shall be governed by the laws of the State of Louisiana, irrespective of the principles of conflicts of law applicable therein. The Parties agree to submit to binding arbitration before the American Arbitration Association all claims arising out of or relating to this Agreement. This arbitration shall take place in New Orleans, Louisiana, under the then prevailing rules of the American Arbitration Association. If the American Arbitration Association withholds its arbitration services for any reason, then the arbitration will instead be conducted by a bona fide neutral arbitration service provider selected by Company. The arbitrator’s fees shall be split equally between Company and Driggers unless the parties agree otherwise. Except as otherwise provided herein, Company and Driggers shall each be responsible for paying their own attorneys’ fees and all other costs they incur related to any arbitration proceeding. The arbitrator’s decision will be final and binding in accordance with the Federal Arbitration Act. Except as otherwise provided herein, the arbitrator will not have the right to modify or change any of the terms of this Agreement. Notwithstanding anything to the contrary, claims under Section 6 of this Agreement need not be submitted to arbitration and may be filed in any court of competent jurisdiction in Louisiana.

Section 12. Inurement and Assignment

This Agreement shall inure to the benefit of, and be binding upon, the Parties’ heirs, executors, assigns, successors, and legal representatives. Company, but not Driggers, shall have the right to assign its rights under this Agreement.

Section 13. Waiver

The waiver by Company or Driggers of a breach of any provision of this Agreement by another Party shall not operate or be construed as a waiver of any subsequent breach.

Section 14. Severability

If any provision of this Agreement is adjudged to be invalid for whatever reason, such invalidity shall not affect any other clause of this Agreement, and such clauses shall remain in full force and effect.

Section 15. Entire Agreement; Prior Agreements; Amendment

This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, oral or written. This Agreement may not be changed, altered, or otherwise amended except by mutual agreement in writing signed by the Parties.

Section 16. Section and Paragraph Headings

The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

THE UNDERSIGNED, INTENDING TO BE LEGALLY BOUND BY THE FOREGOING TERMS, HEREBY APPLY THEIR SIGNATURES VOLUNTARILY AND WITH FULL UNDERSTANDING OF THE TERMS OF THIS AGREEMENT AND EXECUTE THIS AGREEMENT AS OF THE DATES SET FORTH BELOW.

/s/ Wayne N. Driggers
Wayne N. Driggers
Date: 4-12-11

WESTWAY GROUP, INC.

By:	/s/ Francis P. Jenkins, Jr.
Name:	Francis P. Jenkins, Jr.
Title:	Chairman
Date:	4-12-11